UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 31, 2006

CANTEL MEDICAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction	(Commission	(IRS Identification
of incorporation)	File Number)	Number)

150 Clove Road, Little Falls, New Jersey	07424
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities  Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01               Completion of Acquisition or Disposition of Assets

On July 31, 2006, Carsen Group Inc. (“Carsen”), a wholly-owned subsidiary of Cantel Medical Corp., closed the sale of substantially all of its assets to Olympus America Inc. and certain of its affiliates (collectively, “Olympus”) under the previously reported Asset Purchase Agreement dated as of May 16, 2006 among Carsen, Cantel and Olympus. Olympus purchased substantially all of Carsen’s assets other than those related to Carsen’s Medivators business and certain other smaller product lines. Following the closing, Olympus hired substantially all of Carsen’s employees and took over Carsen’s Olympus-related operations (as well as the operations related to the other acquired product lines).

 The purchase price for the net assets sold to Olympus was approximately $31,500,000, comprised of a fixed sum of $10,000,000 plus an additional formula-based sum of $21,500,000, of which $4,000,000 was paid prior to July 31, 2006 and $26,600,000 was paid on July 31, 2006. The balance of $900,000 is subject to adjustment based on final asset valuations and certain offsets to be determined during the first quarter of fiscal 2007. In addition, Olympus will pay Carsen a percentage (20%) of Olympus’ revenues attributable to Carsen’s unfilled customer orders as of July 31, 2006 that were assumed by Olympus at the closing. Such payments to Carsen (currently anticipated to be approximately $450,000) will be made following Olympus’ receipt of customer payments for such orders. The purchase price, as further described below, was determined through arms-length negotiations between the parties.

The $10,000,000 fixed portion of the purchase price was in consideration for (i) Carsen’s customer lists, sales records, and certain other assets related to the sale and servicing of Olympus products and certain non-Olympus products distributed by Carsen, (ii) the release of Olympus’ contractual restriction on hiring Carsen personnel, (iii) real property leases (which were assumed or replaced by Olympus) and leasehold improvements, computer and software systems, equipment and machinery, telephone systems, and records related to the acquired assets, and (iv) assisting Olympus in effecting a smooth transition of Carsen’s business of distributing and servicing Olympus and certain non-Olympus products in Canada. Cantel has also agreed (on behalf of itself and its affiliates) not to manufacture, distribute, sell or represent for sale in Canada through July 31, 2007 any products that are competitive with the Olympus products formerly sold by Carsen under its Olympus Distribution Agreements.

The $21,500,000 formula-based portion of the purchase price was based on the book value of Carsen’s inventories of Olympus and certain non-Olympus products and the face amount of Carsen’s accounts receivable and certain other assets, all at July 31, 2006, subject to offsets, particularly for accounts payable of Carsen due to Olympus.

Net proceeds from Carsen’s sale of net assets and the termination of Carsen’s operations are currently estimated to be approximately $22,000,000.

In addition, on July 31, 2006, Carsen sold most of its remaining inventories, records and other assets to Carsen Medical Inc. (“CMI”), a newly formed corporation owned by two individuals who previously served as executives of Carsen. CMI is not affiliated with, and is wholly independent of, Carsen and Cantel. The purchase price for the assets, net of liabilities assumed by CMI, has not been finalized but is anticipated to be less than $50,000. In addition, CMI will pay to Carsen one percent (1%) of CMI’s annual sales during each fiscal year commencing August 1, 2007 up to a maximum aggregate payment of $375,000. Commencing on August 1, 2006, CMI became the exclusive distributor of our Medivators products in Canada (previously distributed through Carsen). The two executives, William J. Vella, former President and Chief Executive Officer of Carsen, and Paul D. Heck, former Vice President-Finance and Controller of Carsen, resigned their positions with Carsen on July 31, 2006.

As a result of the foregoing transactions, which coincided with the expiration of Carsen’s exclusive distribution agreements with Olympus on July 31, 2006, Carsen no longer has any remaining product lines or active business operations.

Item 9.01               Financial Statements and Exhibits

(b) Pro Forma Financial Information

The Unaudited Pro Forma Condensed Consolidated Balance Sheet of Registrant as of April 30, 2006 and the Unaudited Pro Forma Condensed Consolidated Statements of Income of Registrant for the nine months ended April 30, 2006 and the fiscal years ended July 31, 2005, 2004 and 2003 are attached as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.

By:	/s/ James P. Reilly
James P. Reilly
President and Chief Executive Officer

Dated:    August 4, 2006